Exhibit 8.1

List of Subsidiaries

Brooks Group Limited (Ireland)
Brosette SA (France)
Centratec N.V. (Belgium)
Comptoir des Fer et Métaux SA (Luxembourg)
Electro-Oil International AS (Denmark)
Ferguson Enterprises, Inc (US)
Heatmerchants Limited (Ireland)
Manzardo SpA (Italy)
PB & M SA (France)
Stock Building Supply Holdings, Inc (US)
Wasco Holding BV (Netherlands)
Wolseley (Schweiz) AG (Switzerland)
Wolseley Austria AG ( Austria)
Wolseley Canada Inc (Canada)
Wolseley Czech Republic spol. s r.o. (formerly known as Cesaro spol. s r.o.)
Wolseley Hungária KFT (formerly known as Mart KFT)
Wolseley Industrial Products Group Inc (Canada)
Wolseley UK Limited (UK)